EXHIBIT 8.1

Subsidiaries of United Biscuits Finance plc

Subsidiary	Geographic Location	Ownership Interest
Regentrealm Limited	United Kingdom	100%
Finalrealm Limited	United Kingdom	100%
United Biscuits (Holdings) Limited	United Kingdom	100%
McVitie & Price Limited	United Kingdom	100%
United Biscuits (UK) Limited	United Kingdom	100%
UB Investments plc	United Kingdom	100%
UB Overseas Limited	United Kingdom	100%
UB Group Limited	United Kingdom	100%
UB Foods US Limited	United Kingdom	100%
Ross Young's Holdings Limited	United Kingdom	100%
The Jacob's Bakery Limited(1)	United Kingdom	100%
United Biscuits France SAS	France	100%
United Biscuits Industrie SAS	France	100%
UB Investments (Netherlands) B.V	The Netherlands	100%
Koninklijke Verkade NV	The Netherlands	100%
NV Biscuits Delacre SA	Belgium	100%
United Biscuits Iberia, S.L.	Spain	100%
Galletas United Biscuits S.A.	Spain	100%
Carnes y Conservas Espanolas S.A.	Spain	100%
United Biscuits Portugal S.A.(2)	Portugal	100%

(1)
Acquired on September 20, 2004.

(2)
On March 30, 2005, the Portuguese subsidiaries United Biscuits Iberia Limitada and Triunfo Productos Alimentares S.A, which was acquired on August 2, 2004. were merged. The new company name is United Biscuits Portugal S.A.